Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for Dearborn Bancorp, Inc. (Registration No. 333-136667) of our report dated June 30, 2009 with respect to the 2008 financial statements and supplemental schedules of Fidelity Bancorp 401(k) Plan, which report is included in the 2008 Annual Report on Form 11-K for the year ended December 31, 2008.
/s/ BKD, llp
Indianapolis, Indiana
June 30, 2009